UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 5, 2008

ENVIRONMENTAL CONTROL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-120682
(Commission File Number)

20-3626387
(IRS Employer Identification No.)

85 Kenmount Road, St. John’s, Newfoundland, A1B 3N7
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 888-669-3588

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective September 5, 2008, we entered into a loan agreement with 51644 Newfoundland and Labrador Inc., a company of which a director and officer of our company holds a controlling interest. Under the terms of the loan agreement, 51644 Newfoundland has agreed to loan our company up to $25,000. The loan is non-intererst bearing. The principal amount of the loan is due and payable five years from the advancement date. Proceeds of the loan are to be used to further business development and research and development activities.

Effective October 16, 2008, we entered into a convertible loan agreement with Albert E. Hickman, a director and officer of our company. Under the terms of the convertible loan agreement, Mr. Hickman has agreed to loan our company up to $ 50,000. The loan is convertible into shares of common stock at a conversion price of $0.07 per share. The loan will bear interest at a rate of 10% per annum. The principal amount of the loan is due and payable five years from the advancement date. Proceeds of the loan are to be used to repay an outstanding loan of $25,000 owing to 51644 Newfoundland and Labrador Inc., and to further business development and research and development activities.

Item 9.01 Financial Statements and Exhibits

10.1	Loan Agreement with 51644 Newfoundland and Labrador Inc.

10.2	Loan Agreement with Albert E. Hickman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL CONTROL CORPORATION

/s/ Albert E. Hickman
Albert E. Hickman
President, CEO, Chairman and Director

Date: October 21, 2008